Exhibit 10.1

EARNOUT AGREEMENT

by and between

DENTAL HOLDING, LLC

and

CANTEL MEDICAL CORP.

Dated as of July 29, 2019

Annexes
Annex A	Illustrative Prorated Earnout B Amount Calculations
Annex B	Earnout B Representation Letter
-i-

EARNOUT AGREEMENT

EARNOUT AGREEMENT, dated as of July 29, 2019 (this “Agreement”), by and between Dental Holding, LLC, a Delaware limited liability company (the “Seller”), and Cantel Medical Corp., a Delaware corporation (the “Purchaser”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company (the “Company”), the Seller and the Purchaser  are entering into a Purchase and Sale Agreement, dated as of the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Purchase and Sale Agreement”);

WHEREAS, the Purchase and Sale Agreement provides for, among other things, the purchase by the Purchaser and the sale by the Seller of all of the issued and outstanding ownership interests in and to the Company (the “Membership Interests”) in exchange for certain consideration payable at the closing of the sale and purchase of the Membership Interests (the “Closing”), on the terms and subject to the conditions set forth therein; and

WHEREAS, the Seller and the Purchaser wish to enter this Agreement pursuant to which the Seller may be eligible to receive certain additional consideration following the Closing in respect of the sale of the Membership Interests to the Purchaser, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms.

(a)          For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Arbitrator” shall mean an arbitrator selected in accordance with Section 4.15 (Arbitration) or, if the Purchaser and the Seller shall otherwise agree in writing, an independent accounting firm or other Person mutually selected by the Purchaser and the Seller.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Closing Date” shall mean the date upon which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Group” shall mean the Company and each of its Subsidiaries.

“Company Product” shall mean any dental instrument or other dental product sold or offered for sale by the  Company Group or in development by the Company Group as of the Closing Date.

“Company Product Net Sales” shall mean, for an applicable measurement period, (i) the gross amounts invoiced and paid on sales of Company Products by the members of the Company Group and, from and after the Closing Date, the Purchaser and its Subsidiaries (including the members of the Company Group), to a third-party purchaser in an arm’s-length transaction, less (ii) the Specified Sales Exclusions, less (iii) any customary deductions actually taken, paid, accrued, allocated or allowed with respect to Company Products to the extent such deductions are of a type that were historically excluded or deducted from the Purchaser’s calculation of net sales in its dental division, in each case of the foregoing clauses (i), (ii) and (iii) consistent with the Purchaser’s accounting policies and as set forth on or derived from the financial statements of the Purchaser; provided, that purchases by the Company Group from third-party providers of data relating to the Company Products shall not be treated as contra revenue for purposes of this Agreement or otherwise reduce the amount of Company Product Net Sales.

“Contract” shall mean any contract, agreement, lease, license, instrument, note, evidence of indebtedness or other legally binding commitment or undertaking.

“Cost of Goods Sold” means, for an applicable measurement period, the cost of goods sold for the Company Products in respect of which there are Company Product Net Sales for such period, in each case consistent with the Purchaser’s accounting policies and as set forth on or derived from the financial statements of the Purchaser; provided, that such calculation shall include all freight and logistics expenses associated with Company Products that historically have been accounted by the Company as a component of operating expenses.  For the avoidance of doubt, the calculation of Cost of Goods Sold shall not include costs or expenses to the extent attributable to: (A) any occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, any natural disaster or any national or international calamity, crisis or emergency to the extent (but only to the extent) having a disproportionately adverse effect on the Company Group, taken as a whole; (B) the relocation of the Company’s Julius Wirth facility currently conducted at the Tuttlingen, Germany leased facility to another location in Germany at the direction of the Purchaser or the modification of the operations at such facility at the direction of the Purchaser; or (C) increased costs directly resulting from the consolidation and integration of the businesses of the Company Group and the Purchaser.

“Earnout A Milestone” shall mean the receipt of Company Product Net Sales of $222,000,000 or more during any consecutive twelve (12) calendar months (whether the first day of such period occurs prior to, on or after the Closing Date).

“Earnout Amount” shall mean the Earnout A Amount, the Earnout B Amount or the Prorated Earnout B Amount.

“Earnout B Milestone” shall mean the occurrence of both of the following:  (i) the receipt of Company Product Net Sales of $230,000,000 or more during any consecutive twelve (12) calendar months that each occur in full during the Earnout B Earnout Period and (ii) a Gross Margin in respect of such twelve (12) calendar month period of equal to or greater than 57.0%.

“Earnout B Earnout Period” shall mean the eighteen (18) consecutive calendar months beginning with the first calendar month that begins on or after the Closing Date.  By way of example, (i) if the Closing Date occurs on October 22, 2019, the Earnout B Earnout Period would begin on November 1, 2019 and end on April 30, 2021 and (ii) if the Closing Date occurs on December 1, 2019, the Earnout B Earnout Period would begin on December 1, 2019 and end on May 31, 2021.

“Earnout B End Date” shall mean the last day of the Earnout B Earnout Period.

“Earnout Period” shall mean the period beginning on the Closing Date and ending on the first date that (a) the Earnout A Milestone has been achieved and (b) either (i) the Earnout B Milestone has been achieved or (ii) the Earnout B End Date has occurred.

“Enforceability Exceptions” shall mean:  (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Governmental Authority” shall mean:  (i) any federal, state, provincial, local, foreign or international government, governmental authority, regulatory authority or administrative agency (including the U.S. Food and Drug Administration and the U.S. Environmental Protection Agency); (ii) any governmental commission, department, board, bureau, agency or instrumentality; (iii) any court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization; or (iv) any political subdivision of any of the foregoing.

“Gross Margin” shall mean, for an applicable measurement period, the quotient equal to (i) (A) Company Product Net Sales minus (B) Cost of Goods Sold divided by (ii) Company Product Net Sales, in each case cumulatively for the applicable measurement period.

 “Law” shall mean any law, statute, ordinance, code, regulation, rule or other legal requirement issued or promulgated by any Governmental Authority.

“Lien” shall mean any lien, mortgage, deed of trust, title defect, easement, right-of-way, encroachment, hypothecation, pledge, security interest, option, encumbrance or other similar restriction or limitation.

“Organizational Documents” shall mean, with respect to any Person that is not a natural Person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement, or other constituent or organizational documents of such Person.

“Owners” shall mean each of the holders of capital stock of the Seller.

“Permit” shall mean any permit, license, franchise or authorization of any Governmental Authority.

“Person” shall mean any individual or entity, including a partnership, a limited partnership, a limited liability partnership, a company, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Prorated Earnout B Milestone” shall mean the occurrence of both of the following:  (i) the receipt of Company Product Net Sales of equal to or greater than $228,100,000 but less than $230,000,000 during any consecutive twelve (12) calendar months that each occur in full during the Earnout B Earnout Period and (ii) a Gross Margin in respect of such twelve (12) calendar month period of equal to or greater than 57.0%.

“Purchaser Share Price” shall mean the volume-weighted average closing price of Purchaser Shares on the New York Stock Exchange for the consecutive twenty (20) trading day period ending on the last trading day ended prior to the date on which the Earnout B Milestone or the Prorated Earnout B Milestone is to be paid pursuant to this Agreement.

“Purchaser Shares” shall mean the common stock, par value $0.10 per share, of the Purchaser.

“Qualifying Growth Amount” means the excess, if any, of (i) the Qualifying Prorated Sales Amount over (ii) $217,600,000.

“Qualifying Prorated Sales Amount” means the highest amount of Company Product Net Sales during the consecutive twelve (12) calendar months, if any, in respect of which a Prorated Earnout B Milestone is achieved.

“Specified Sales Exclusions” shall mean, collectively, (i) normal and customary trade, cash and quantity discounts, allowances, rebates and credits actually allowed or paid with respect to sales of Company Products (to the extent not already reflected in the amount invoiced and excluding commissions for commercialization); (ii) retroactive price reductions, allowances or credits actually granted upon rejections or returns of Company Products, including for recalls, returns or damaged goods and for billing errors; (iii) discounts, chargeback payments, rebates and reimbursements granted to managed care organizations, group purchasing organizations or other buying groups, health maintenance organizations, Governmental Authorities and any other providers of health insurance coverage, health care organizations or other health care institutions (including dental service providers), health care administrators or patient assistance or other similar programs; (iv) compulsory payments and cash rebates related to the sales of Company Products actually paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program; (v) royalties, licensing fees or other similar payments owed to a third party in connection with the sale of any Company Product; (vi) reasonable and customary outbound freight, shipping, insurance and other transportation expenses, to the extent actually borne by the Company, the Purchaser or their Affiliates without reimbursement from any third party; (vii) tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on income and excluding medical device excise tax), customs duties or other charges of a Governmental Authority, in each case imposed on the sale of any Company Product, including VAT, but only to the extent that such VAT are not reimbursable or refundable; and (viii) amounts written off as uncollectible.  Notwithstanding the foregoing to the contrary, in no event will the Specified Sales Exclusions reduce Company Product Net Sales in any period by an amount greater than the reduction in gross sales calculated by the Purchaser in determining net sales of its dental division for the same period under the Purchaser’s accounting policies and as set forth on or derived from the financial statements of the Purchaser.

“Subsidiary” shall mean, with respect to any Person, any corporation, company, partnership, limited liability company, association or other business entity of which (i) if a corporation or company, a majority of the total voting power of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

(b)          Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
AAA	Section 4.15
Accelerating Event	Section 2.4(a)
Adjustment Factor	Section 2.1(c)
Agreement	Preamble
Arbitration Rules	Section 4.15
Closing	Recitals
Company	Recitals
Company Sale	Section 2.4(b)(ii)
Delivering Party	Section 2.3(a)
Earnout A Amount	Section 2.1(a)
Earnout B Amount	Section 2.1(b)

Earnout B Representation Letter	Section 2.5(b)
Earnout B Share Recipient	Section 2.5(a)
Earnout Statement	Section 2.2(a)(i)
Independent Accountant	Section 2.3(b)
Liquidated Earnout Amount	Section 2.4(b)(ii)
Membership Interests	Recitals
Objections Period	Section 2.3(a)
Objections Statement	Section 2.3(a)
Prorated Earnout B Amount	Section 2.1(c)
Purchase and Sale Agreement	Recitals
Purchaser	Preamble
Receiving Party	Section 2.3
Seller	Preamble

ARTICLE II

EARNOUT

Section 2.1          Payment of Earnout Amounts.

(a)          If the Earnout A Milestone is achieved and the Earnout A Amount has become final and binding in accordance with Section 2.3, then the Purchaser shall pay an amount in cash equal to $25,000,000 minus any amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (the “Earnout A Amount”), by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller on the later of (i) December 31, 2019 and (ii) the date that is five (5) Business Days following the date that the Earnout A Amount has become final and binding in accordance with Section 2.3.

(b)          If the Earnout B Milestone is achieved and the Earnout B Amount has become final and binding in accordance with Section 2.3, then the Purchaser shall (i) pay an amount in cash equal to $23,250,000 by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller (which for avoidance of doubt, may include payment of a portion of such amount to certain employees of the Company Group through the Purchaser’s payroll system) no later than three (3) Business Days prior to the applicable payment date, and (ii) subject to Section 2.5(b), issue to the Seller a number of Purchaser Shares (rounded up to the nearest whole share) equal to the quotient obtained by dividing (A) $1,750,000 by (B) the Purchaser Share Price (clause (i) and (ii), collectively, the “Earnout B Amount”), minus any amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement, on the date that is five (5) Business Days following the date that the Earnout B Amount has become final and binding in accordance with Section 2.3.

(c)          If the Prorated Earnout B Milestone is achieved and the Prorated Earnout B Amount has become final and binding in accordance with Section 2.3, then the Purchaser shall (i) pay an amount in cash equal to $23,250,000 multiplied by the Adjustment Factor by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller (which for avoidance of doubt, may include payment of a portion of such amount to certain employees of the Company Group through the Purchaser’s payroll system) no later than three (3) Business Days prior to the applicable payment date, and (ii) subject to Section 2.5(b), issue to the Seller a number of Purchaser Shares (rounded up to the nearest whole share) equal to the quotient obtained by dividing (A) the product of (1) $1,750,000 and (2) the Adjustment Factor by (B) the Purchaser Share Price (clause (i) and (ii), collectively, the “Prorated Earnout B Amount”), minus any amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement, on the date that is five (5) Business Days following the date that the Prorated Earnout B Amount has become final and binding in accordance with Section 2.3.  As used in this Agreement, the “Adjustment Factor” shall mean the quotient, rounded to the nearest whole percentage point, of the Qualifying Growth Amount divided by $12,400,000 (and, for avoidance of doubt, in no event will the Adjustment Factor be equal to or greater than one (1)).  For avoidance of doubt, the Prorated Earnout B Milestone, the Earnout B Milestone or neither (but not both) may be achieved, the Prorated Earnout B Milestone cannot be achieved more than once and if the Prorated Earnout B Milestone would otherwise be achieved in respect of more than one consecutive twelve (12) calendar month period in the Earnout B Earnout Period, the Prorated Earnout B Milestone shall be achieved in respect of such period that results in the highest Prorated Earnout B Amount.  By way of example, Annex A sets forth certain illustrative Qualifying Prorated Sales Amounts and, for each Qualifying Prorated Sales Amount, the Qualifying Growth Amount, Adjustment Factor and Prorated Earnout B Amount resulting therefrom.

Section 2.2          Earnout Statement; Access to Information.

(a)          Earnout Statements for Earnout A.

(i)          As promptly as practicable, but in any event not later than thirty (30) days after the Closing Date, the Seller will deliver to the Purchaser a written statement (an “Earnout Statement”) indicating whether the Earnout A Milestone was achieved in respect of any consecutive twelve (12) calendar months beginning on or after July 1, 2018 and ending prior to the Closing Date and, if the Earnout A Milestone was achieved in respect of any such period, the Seller’s good faith calculation of the amount of Company Product Net Sales for the applicable period, together with reasonable supporting documentation.

(ii)          Until the Earnout A Amount is paid pursuant to this Agreement, as promptly as practicable, but in any event not later than thirty (30)days after the end of each calendar month that ends on or after the Closing Date, the Purchaser will deliver to the Seller an Earnout Statement indicating whether the Earnout A Milestone was achieved in respect of the immediately preceding twelve (12) calendar months and setting forth the Purchaser’s good faith calculation of the amount of Company Product Net Sales for such period, together with reasonable supporting documentation.

(b)          Earnout Statements for Earnout B.  As promptly as practicable following the end of each calendar month in the Earnout B Earnout Period, but in any event not later than thirty (30) days after the end of each such applicable month in the Earnout B Earnout Period, the Purchaser will deliver to the Seller an Earnout Statement (i) setting forth the Purchaser’s good faith calculation of the amount of Company Product Net Sales and the Gross Margin for such period (on a monthly and cumulative basis), together with reasonable supporting documentation and (ii) beginning with the twelfth (12th) calendar month in the Earnout B Earnout Period, indicating whether the Earnout B Milestone was achieved in respect of the immediately preceding twelve (12) calendar months.  In addition, as promptly as practicable following the end of the last calendar month in the Earnout B Earnout Period, but in any event not later than thirty (30) days after the end of such month, if the Earnout B Milestone is not achieved, the Purchaser will deliver to the Seller an Earnout Statement indicating whether the Prorated Earnout B Milestone was achieved in respect of any consecutive twelve (12) calendar months during the Earnout B Earnout Period and setting forth the Purchaser’s good faith calculation of the amount of Company Product Net Sales and the Gross Margin throughout the Earnout B Earnout Period and the applicable Prorated Earnout B Amount.

Section 2.3          Earnout Statement Dispute Resolution.

(a)          If the party receiving an Earnout Statement (the “Receiving Party”) has any objections to any Earnout Statement delivered pursuant to Section 2.2, the Receiving Party shall deliver to the party that delivered the Earnout Statement (the “Delivering Party”) a statement setting forth in reasonable detail each item in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”).  If (i) the Receiving Party notifies the Delivering Party in writing of its acceptance of the Earnout Statement or (ii) an Objections Statement is not delivered to Delivering Party within forty-five (45) days after delivery of the Earnout Statement (the “Objection Period”), then the Earnout Statement shall be final and binding and, if applicable, the Purchaser shall, subject to Section 2.5(b), within five (5) Business Days thereafter, pay the Earnout Amount identified as payable (if any) in the applicable Earnout Statement pursuant to Section 2.1.  During the Objection Period, the Receiving Party and its representatives will have reasonable access during normal business hours to books and records of the Company Group and the Purchaser, as applicable, to the extent relating to the calculation of Company Product Net Sales or Gross Margin during the relevant period necessary for purposes of their review of the Earnout Statement.  If an Objections Statement is delivered, then the Seller and the Purchaser shall negotiate in good faith to resolve the disputed items for thirty (30) days following the Delivering Party’s receipt of the Objections Statement.  If, during such period, the Seller and the Purchaser are able to resolve such dispute and agree on the Earnout Amount payable pursuant to the Earnout Statement, such Earnout Amount shall become final and binding on the parties.

(b)          If the Purchaser and the Seller do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, either the Purchaser or the Seller may elect to submit such dispute to Ernst & Young LLP or, if Ernst & Young LLP declines to act, another nationally recognized accounting firm mutually agreed upon by the Purchaser and the Seller (the “Independent Accountant”) for resolution in accordance with this Section 2.3(b).  The parties agree to instruct the Independent Accountant to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The Independent Accountant shall be bound by this Section 2.3(b) and shall determine only those issues still in dispute, and the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Seller or less than the least value for such item claimed by either the Purchaser or the Seller.  The Independent Accountant shall make its determination (i) based solely on the documentation submitted by, and presentations made by, the parties (any such documentation or presentation must be provided to the other parties prior to its submission or presentation to the Independent Accountant) and (ii) in a manner consistent with this Agreement (including the definitions herein).  Absent manifest error, the determination of the Independent Accountant pursuant to this Section 2.3(b) shall be final and binding on the parties.  The fees and expenses of the Independent Accountant shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand.

Section 2.4          Acceleration of Earnout Payments.

(a)          If, during the Earnout Period, (i) a Company Sale is consummated,  or (ii) this Agreement is terminated by the Purchaser pursuant to Section 4.1(a)(iv) (each, an “Accelerating Event”), then (x) in the case of the foregoing clause (i), not later than the closing date of such transaction, and (y) in the case of the foregoing clause (iv), on the date of the termination of this Agreement, the Purchaser shall pay the Liquidated Earnout Amount in cash by wire transfer of immediately available funds to one or more bank accounts designated by the Seller (which for avoidance of doubt, may include payment of a portion of such amount to certain employees of the Company Group through the Purchaser’s payroll system), whereupon this Agreement (and all rights and obligations of the parties hereto) shall terminate (and, for avoidance of doubt, the Purchaser shall have no obligation to pay any other Liquidated Earnout Amount following such termination).

(b)          As used in this Agreement:

(i)          “Company Sale” means any transaction or series of transactions pursuant to which any Person(s), other than the Purchaser or a direct or indirect Subsidiary of the Purchaser, individually or collectively, acquires (A) 50% or more of the outstanding equity or voting securities of the Company or of any of its Subsidiaries representing indirect ownership of more than 50% of the consolidated assets of the Company Group (whether by merger, consolidation, reorganization, combination, sale, transfer or otherwise) or (B) more than 50% of the Company Group’s assets determined on a consolidated basis.

(ii)          “Liquidated Earnout Amount” shall mean an amount in cash equal to:

(A)          in respect of the Earnout A Milestone, if the Earnout A Amount has not been paid, $25,000,000 in cash, net of any amount previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (without duplication)); plus

(B)          in respect of the Earnout B Milestone, if the applicable Accelerating Event occurs on or prior to the Earnout B End Date and neither the Earnout B Amount nor the Prorated Earnout B Amount has been paid, $25,000,000 in cash, net of any amounts previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (without duplication)); plus

(C)          in respect of the Earnout B Milestone, if the applicable Accelerating Event occurs after the Earnout B End Date and neither the Earnout B Amount nor the Prorated Earnout B Amount has been paid, (1) and it has been finally determined in accordance with Section 2.3 that neither the Earnout B Milestone nor the Prorated Earnout B Milestone has been achieved, then zero ($0) or (2) and it has not been finally determined in accordance with Section 2.3 that the Earnout B Milestone or the Prorated Earnout B Milestone has not been achieved, then any amounts (if any) payable to the Seller in respect of the Earnout B Milestone or the Prorated Earnout B Milestone pursuant to Sections 2.1(b) or 2.1(c), as applicable, in either case, upon final determination in accordance with Section 2.3, net of any amounts previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (without duplication));

provided that, for avoidance of doubt, in no event shall the sum of the Liquidated Earnout Amount and the aggregate Earnout Amounts (if any) previously paid (or previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement) exceed $50,000,000 (valuing any Purchaser Shares issued in connection with the satisfaction of the Earnout B Milestone at $1,750,000 and any Purchaser Shares issued in connection with the satisfaction of the Prorated Earnout B Milestone at an amount equal to the product of $1,750,000 and the Adjustment Factor).

Section 2.5          Distribution of Earnout Amounts.

(a)          Following the receipt of any Earnout Amount or Liquidated Earnout Amount pursuant to this Agreement, the Seller shall distribute such amount to the Owners in accordance with applicable Law and the Organizational Documents of the Seller.  The Seller agrees that any Purchaser Shares issued to the Seller as a portion of the Earnout B Amount or the Prorated Earnout B Amount shall not directly or indirectly be distributed or otherwise transferred by the Seller to any Person other than to Ken Serota or his designated Affiliate (the “Earnout B Share Recipient”).

(b)          If the Earnout B Milestone or the Prorated Earnout B Milestone is achieved, then as a condition to the issuance to the Seller of the Purchaser Shares comprising a portion of the Earnout B Amount or the Prorated Earnout B Amount, the Seller and the Earnout B Share Recipient shall execute and deliver to the Purchaser a representation letter in the form attached hereto as Annex B (the “Earnout B Representation Letter”).

(c)          From and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective representatives, successors and assigns from and against any damages, losses, liabilities, fines, fees, taxes, costs and expenses, including reasonable legal fees, costs and expenses related thereto, incurred by any of them arising out of, relating to or resulting from any distribution or other transfer of any portion of any Earnout Amount or Liquidated Earnout Amount that was not distributed or transferred by the Seller in accordance with this Agreement.

Section 2.6          Certain Seller Acknowledgements.  Notwithstanding anything to the contrary in this Agreement, the Seller and the Purchaser each hereby acknowledge and agree that none of the Purchaser’s covenants and agreements pursuant to this Article II shall have any force or effect prior to the Closing and, if this Agreement is terminated prior to the Closing for any reason, the Purchaser shall have no obligations hereunder.  For avoidance of doubt, in no event shall the aggregate amount paid under this Agreement exceed $50,000,000 (valuing any Purchaser Shares issued in connection with the satisfaction of the Earnout B Milestone at $1,750,000 and any Purchaser Shares issued in connection with the satisfaction of the Prorated Earnout B Milestone at an amount equal to the product of $1,750,000 and the Adjustment Factor), net of any amounts previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement.

Section 2.7          Purchaser Covenants. During the Earnout Period, the Purchaser acknowledges and agrees that (a) the Purchaser shall, and shall cause its Subsidiaries to, (i) act in good faith to cause the business of the Company Group to be funded and capitalized in a manner materially consistent with, or more favorable to the Company Group than, the ordinary course of the Company Group’s business (provided that this clause (i) shall not require the Purchaser to take any action that is inconsistent with the consolidation and integration plans of the Purchaser and the Company Group), except as would not reasonably be expected to materially and adversely affect the ability of the Earnout A Milestone or the Earnout B Milestone to be achieved and (ii) not take any action the primary intent of which is to reduce the Company Product Net Sales or Gross Margin and (b) the Purchaser shall maintain (or cause the Company Group to maintain) financial statements, financial ledgers or other books and records of the Company Group or otherwise reflecting Company Product Net Sales, Cost of Goods Sold and Gross Margin in the ordinary course and a manner necessary to calculate Company Product Net Sales, Cost of Goods Sold and Gross Margin in accordance with this Agreement.  The Seller hereby acknowledges and agrees that the Purchaser shall have no obligation to with respect to the satisfaction of the Earnout A Milestone, the Earnout B Milestone or the Prorated Earnout B Milestone except as set forth in this Section 2.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1          Mutual Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:

(a)          Authorization of Agreement.  Such party has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by such party have been duly authorized by all necessary corporate action on the part of such party and no other corporate proceedings on the part of such party are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery hereof by the other party, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

(b)          No Conflict.    The execution and delivery of this Agreement by such party and the performance by such party of its obligations under this Agreement do not and shall not (a) violate the Organizational Documents of such party, (b) violate or result in a material breach of any Law or Permit applicable to such party or any of its assets or properties, (c) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under any material Contract to which such party is a party or (d) result in the creation of any material Lien upon any of the assets or properties of such party pursuant to the terms of any Contract to which such party is a party.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1          Termination.

(a)          This Agreement shall automatically terminate upon the earliest to occur of (i) a valid termination of the Purchase and Sale Agreement prior to the Closing in accordance with Article XI of the Purchase and Sale Agreement; (ii) following the end of the Earnout Period, upon payment (if any) by the Purchaser of all Earnout Amounts (if any) (net of any such amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement) owed hereunder; and (iii) following written notice delivered by the Purchaser to the Seller after the Closing for any reason to the effect that the Purchaser is electing to terminate this Agreement, effective upon payment by the Purchaser of the Liquidated Earnout Amount; provided that the termination of this Agreement shall not relieve the Purchaser of any obligation to pay any Earnout Amount earned prior to the termination of this Agreement; provided, further, that in the event this Agreement is terminated by the Purchaser after the end of the Earnout B Earnout Period, the obligation (if any) of the Purchaser to pay the Earnout B Amount or the Prorated Earnout B Amount and the provisions of this Agreement applicable to the determination of whether such amount is payable shall not be terminated unless and until it has finally been determined whether the Earnout B Milestone or the Prorated Earnout B Milestone has been achieved pursuant to the terms of this Agreement and, if applicable, the Earnout B Milestone or the Prorated Earnout B Milestone (as applicable) has been paid.

(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the expiration of the Earnout Period, the Purchaser may elect to terminate all of its obligations hereunder by paying the Seller the Liquidated Earnout Amount.  For avoidance of doubt, in no event shall the sum of the Liquidated Earnout Amount and the aggregate Earnout Amounts (if any) previously paid (or previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement) exceed $50,000,000 (valuing any Purchaser Shares issued in connection with the satisfaction of the Earnout B Milestone at $1,750,000 and any Purchaser Shares issued in connection with the satisfaction of the Prorated Earnout B Milestone at an amount equal to the product of $1,750,000 and the Adjustment Factor).

Section 4.2          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or (iii) immediately when sent by email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the email address specified below (or at such other email address for a party as shall be specified by like changes of email addresses):

If to the Purchaser, to:

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
Email: jeff.mann@cantelmedical.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email: IKirman@wlrk.com
Attention: Igor Kirman

If to the Seller, to:

Dental Holding, LLC
3232 North Rockwell Street
Chicago, Illinois 60618
Email: mberns@hu-friedy.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins
330 North Wabash, Suite 2800
Email:	mark.gerstein@lw.com
jason.morelli@lw.com
Attention:	Mark D. Gerstein
Jason Morelli

Section 4.3          Headings; Table of Contents.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.4          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 4.5          Entire Agreement.  This Agreement (together with the Annexes hereto), the Purchase and Sale Agreement and the other Transaction Documents, including the Confidentiality Agreement, constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 4.6          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, that without written consent of the Seller, the Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Subsidiaries, but no such assignment shall relieve the Purchaser of any liability or obligation hereunder; provided, further, that without written consent of any party hereto, the Seller may assign its rights hereunder to receive any portion of any Earnout Amounts payable pursuant to and in accordance with this Agreement, in whole or in part, to any of the Owners, to the extent consistent with Section 2.10 of the Seller Disclosure Schedule to the Purchase and Sale Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 4.7          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.8          Fees and Expenses.  Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 4.9          Withholding.  The Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax Laws.  If the Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, the Purchaser shall provide written notice to the Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law.  To the extent that amounts are so deducted or withheld, such deducted and withheld amounts shall be (a) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and (b) paid over to the proper Governmental Authority.

Section 4.10          Amendment.  This Agreement may be amended by the parties hereto at any time.  This Agreement may not be amended except by an instrument in writing signed by the Purchaser and the Seller.

Section 4.11          Extension; Waiver.  At any time, any party hereto entitled to the benefits thereof, may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 4.12          Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 4.13          Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  The terms and conditions of this Agreement may be waived only by the party or parties entitled to the benefits thereof.  Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 4.14          Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 4.15          Arbitration.  Each of the parties hereto acknowledges, consents and agrees that, unless otherwise mutually agreed in writing by the Purchaser and the Seller, and subject to the last sentence of this Section 4.15, all disputes and claims arising out of, relating to or in connection with this Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large Complex Commercial Disputes (the “Arbitration Rules”).  Any such arbitration shall be conducted by a single arbitrator mutually selected by the parties in good faith within ten (10) days following delivery of written notice of a request or demand for arbitration by either party to the other party or, if the parties are unable to agree in good faith within such ten (10) day period, a single arbitrator selected by AAA in accordance with the Arbitration Rules.  The location of any such arbitration shall be in New York City, New York.  Any award or decision in any arbitration proceeding in accordance with this Section 4.15 shall be final and binding and may be enforced in any court of competent jurisdiction.  The fees and expenses of any such arbitration (other than attorneys’ fees) shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand.  Notwithstanding the foregoing, this Section 4.15 shall not apply with respect to any dispute or claim as to the amount of Company Product Net Sales for any period or as to whether the Earnout A Milestone, the Earnout B Milestone or the Prorated Earnout B Milestone has been achieved, which disputes and claims shall be resolved solely by the Independent Accountant pursuant to Section 2.3(b).

Section 4.16          Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.  This Agreement shall become effective when the Purchaser and the Seller shall have executed this Agreement.  This Agreement may be delivered by facsimile or .pdf transmission.

Section 4.17          Interpretation.  The interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, clause, subclause, paragraph and Annex are references to the Articles, Sections, clauses, subclause, paragraphs and Annexes to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h)  provisions shall apply, when appropriate, to successive events and transactions; (i) the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed, all as of the date first written above.

DENTAL HOLDING, LLC

By:	/s/ Ronald Saslow
Name: Ronald Saslow
Title: Chief Executive Officer

[Signature Page to Earnout Agreement]

CANTEL MEDICAL CORP.

By:	/s/ George Fotiades
Name: George Fotiades
Title: President and Chief Executive Officer

[Signature Page to Earnout Agreement]

ANNEX A

Certain Illustrative Prorated Earnout B Amount Calculations

			Prorated Earnout B Amount
Qualifying Prorated Sales Amount ($)	Qualifying Growth Amount ($)	Adjustment Factor	Cash ($)	Value of Purchaser Shares ($)*
$228,100,000	$10,500,000	85%	$19,762,500	$1,487,500
228,300,000	10,700,000	86%	19,995,000	1,505,000
228,500,000	10,900,000	88%	20,460,000	1,540,000
228,700,000	11,100,000	90%	20,925,000	1,575,000
228,900,000	11,300,000	91%	21,157,500	1,592,500
229,100,000	11,500,000	93%	21,622,500	1,627,500
229,300,000	11,700,000	94%	21,855,000	1,645,000
229,500,000	11,900,000	96%	22,320,000	1,680,000
229,700,000	12,100,000	98%	22,785,000	1,715,000
229,900,000	12,300,000	99%	23,017,500	1,732,500

*Number of Purchaser Shares payable to be equal to value of Purchaser Shares divided by the Purchaser Share Price.

ANNEX B

Earnout B Representation Letter

[PURCHASER LETTERHEAD]

[●], 20[●]

[Mr. Ken Serota or his designated Affiliate]
[●]
[●]

Re:	Earnout B Representation Letter with Respect to Shares of Common Stock of Cantel Medical Corp.

Mr. Serota:

Reference is made to that certain Earnout Agreement, dated as of July 29, 2019 (the “Earnout Agreement”), by and between Cantel Medical Corp., a Delaware corporation (the “Purchaser”), and Dental Holding, LLC, a Delaware limited liability company (the “Seller”).  Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings set forth in the Earnout Agreement.  In connection with the achievement of the Earnout B Milestone or the Prorated B Earnout Milestone, on the terms and subject to the conditions set forth in the Earnout Agreement, among other things, the Purchaser agreed to issue to the Seller, and the Seller agreed to distribute to Mr. Ken Serota (the “Earnout B Share Recipient”), certain shares of the Purchaser’s common stock, par value $0.10 per share (“Purchaser Shares”).

As a condition to your receipt of the applicable number of Purchaser Shares payable pursuant to the Earnout Agreement as a result of the achievement of the Earnout B Milestone or the Prorated Earnout B Milestone, as applicable (the “Earnout B Purchaser Shares”), and as required by Section 2.5(b) of the Earnout Agreement, you hereby represent, warrant and agree as follows:

1.          You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the receipt of the Earnout B Purchaser Shares and of protecting your interests in connection therewith.  You have the ability to bear the economic risk of an investment in the Earnout B Purchaser Shares and can afford to sustain a total loss of that investment.

2.          You are acquiring the Earnout B Purchaser Shares for investment for your own account, not as a nominee or agent, and with no current intention or plan to distribute, sell or otherwise dispose of any of the Earnout B Purchaser Shares in connection with any distribution; provided, however, that in making the representations herein, you reserve the right, subject to this letter agreement, to dispose of your Earnout B Purchaser Shares at any time or from time to time, in whole or in part, in accordance with or pursuant to a registration statement or an exemption under the Securities Act of 1933, as amended (the “Securities Act”).  You do not presently have any contract with any person to distribute any of the Earnout B Purchaser Shares.  You acknowledge that the Earnout B Purchaser Shares that you are expected to receive have not been registered under the Securities Act or any state securities or other laws, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of your investment intent and the accuracy of your representations as expressed in this letter agreement.

3.          You have sought such accounting, legal and tax advice as you have considered necessary to make an informed decision with respect to your acquisition of the Earnout B Purchaser Shares. You acknowledge that neither the Purchaser nor any director, officer, employee, affiliate or representative of the Purchaser has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information made available to you.

4.          You are an “accredited investor” as that term is defined under Regulation D of the Securities Act.

5.          You understand that the Earnout B Purchaser Shares that you are expected to receive are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired by you from the Purchaser or the Seller (as applicable) in a transaction not involving a public offering and that under such laws and applicable regulations and that the such shares may be resold without registration under the Securities Act only in certain limited circumstances. You acknowledge that the Earnout B Purchaser Shares that you are expected to receive must be held indefinitely unless a sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available.  You are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with the Purchaser subject to the satisfaction of certain conditions.

6.          You understand and agree that each certificate representing the Earnout B Purchaser Shares that you are expected to receive shall bear a legend in the following form (in addition to any other legend required under applicable state securities laws) (and agree that if such shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

You agree that subject to the terms of this letter agreement, upon the sale of your Earnout B Purchaser Shares either pursuant to a registration statement or upon your satisfaction of the relevant holding period under Rule 144, and at your request, you and the Purchaser shall use reasonable best efforts to cooperate with each other to exchange your certificates for such relevant shares for new certificates not bearing a legend restricting transfer under the Securities Act, and you shall provide such certificates, documents and/or legal opinions as the Purchaser and the Purchaser’s registrar and transfer agent may reasonably request in connection therewith.

7.          Unless otherwise specified herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All notices and other communications shall be sent to the applicable party at the address listed on the first page of this letter agreement or at such other address as a party may designate by ten (10) days’ advance written notice to the other parties hereto.

Very truly yours,

CANTEL MEDICAL CORP.

By:
Name:
Title:
Accepted and agreed as of
the date first above written:

By:
Ken Serota